UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 25, 2007
(Date of earliest event reported)

ELECTRO ENERGY INC.

(Exact name of registrant as specified in charter)

Florida	333-90614	59-3217746

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Shelter Rock Road, Danbury, Connecticut	06810

(Address of principal executive of offices)	(Zip code)

(203) 797-2699

(Registrant's telephone number including area code)

n/a

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sale of Equity Securities

On October 25, 2007, Electro Energy, Inc. (the “Company”) entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with KIT Financial, Inc. (the “Investor”) for the purchase of 2,500,000 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), for the purchase price of $750,000.

Pursuant to the Purchase Agreement, the Investor also purchased for $10.00 a warrant (the “Warrant”) for the purchase of up to 2,500,000 shares of Common Stock, subject to certain limitations contained in the Purchase Agreement, at an exercise price of $0.30 per share, exercisable within three years of any issuance of shares of Common Stock or securities exercisable, convertible or exchangeable into Common Stock, to future third-party investors, that occurs on or before October 25, 2009. In no event shall the total amount of Common Stock issuable under the Warrant exceed the lesser of (i) that number of shares, which when added to (x) 2.815 million plus (y) any additional shares of Common Stock issued to Investor pursuant to the Purchase Agreement, exceed 9.98% of the total outstanding Common Stock of EEI at the time of exercise or (ii) 2.5 million shares.

The Investor represented that it was an “accredited” investor as defined under Rule 144 of the Securities Act of 1933, as amended. The Company relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D for the issuance of these securities. The Investor was the sole purchaser and took its securities for investment purposes without a view to distribution and had access to information concerning the Company and its business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of these securities.

Item 9.01.    Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Description

10.1	Common Stock and Warrant Purchase Agreement dated October 25, 2007 by and among the Registrant and KIT Financial, Inc.
99.1	Press Release dated as of October 29, 2007

SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRO ENERGY INC.

	By:	/s/ Timothy E. Coyne
Name: Timothy E. Coyne
Title: Chief Financial Officer
Dated: October 31, 2007

Exhibit Index

Exhibit Number	Description

10.1	Common Stock and Warrant Purchase Agreement dated October 25, 2007 by and among the Registrant and KIT Financial, Inc.
99.1	Press Release dated as of October 29, 2007